[Letterhead of Mantyla McReynolds LLC]

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



February 10, 2004


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Omni Medical Holdings, Inc., a Utah corporation (the "Registrant"), SEC File No. 000-26177, to be filed on or about February 10, 2004, covering the registration and issuance of 293,104 shares of common stock to six individual consultants

Ladies and Gentlemen:

          We hereby consent to the use of our audit report for the year ended December 31, 2002, dated March 21, 2003, in the above referenced
Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


Mantyla McReynolds, PC
Certified Public Accountants